EXHIBIT 99.1

CENTER FINANCIAL POSTS RECORD NET INCOME FOR 2003

— Results Reflect Strong Loan and Deposit Growth; Higher Fee Income Contributions —

LOS ANGELES, CA – January 27, 2004 – Center Financial Corporation (NASDAQ NM: CLFC), the holding company of Center Bank, a community bank focused on the Korean-American niche market, today reported record financial results for the year ended December 31, 2003.

2003 highlights, compared to a year ago, include:

•	Revenues increased 21% to $48.6 million

•	Net interest income before provision for loan losses increased 21% to $32.0 million

•	Noninterest income increased 20% to $16.6 million

•	Gain on sale of loans, customer service fees and other income increased 106%, 17% and 60%, respectively

•	Total gross and net loans increased 38% to $728.7 million and $716.8 million, respectively

•	Total deposits grew 19% to $867.9 million

•	Total assets were up 25%, surpassing $1.0 billion

“2003 was another banner year of achievements for Center Financial,” said (Paul) Seon-Hong Kim, president and chief executive officer. “We posted record earnings, with healthy growth in our balance sheets, loan portfolio and deposits. We increased our penetration in niche markets with a new branch office in Fullerton, California, and expanded our geographic reach with a new loan production office in Las Vegas. Our contribution to and education curriculum surrounding FDIC’s Korean language version of Money Smart demonstrates our continued focus on forging strong ties with the Korean-American community and exemplifies our firm belief in relationship banking. The board of directors reiterated its confidence in the company by declaring a second quarterly dividend of $0.08 per share to shareholders of record as of January 28, 2004, after initiating regular quarterly cash dividends in October 2003.

“We are extremely proud of the continued progress made in our first full calendar year on the NASDAQ National Market in executing our strategic expansion. We recognize the importance of attaining solid growth through prudent, sound management practices, quarter-by-quarter,” Kim said. “Our fourth quarter results continued the momentum achieved throughout the year.”

For the three-month period ended December 31, 2003, net income rose 23% to $3.0 million, or $0.36 per diluted share, from $2.5 million, or $0.31 per diluted share, in the year-ago fourth quarter. (All per share figures have been adjusted to reflect the 8% stock dividend paid in 2003.) Return on average assets for the 2003 fourth quarter was 1.26%, and return on average equity was 15.71%, compared with 1.30% and 15.56% in the corresponding 2002 period.

Net interest income before provision for loan losses grew 29% to $9.0 million for the 2003 fourth quarter from $7.0 million in the same period a year earlier, reflecting strong loan growth. The net interest margin benefited from the replacement of low yielding assets with higher-yielding loans and improved to 4.17% from 4.08% in the 2002 fourth quarter. Center Financial added $450,000 to its provision for loan losses during the fourth quarter of 2003, compared with $1.2 million in the corresponding year-earlier period. The company recorded $537,000 net recoveries in the 2003 fourth quarter from previously charged off loans, increasing the balance of allowance for loan losses.

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Noninterest income increased 11% to $4.8 million from $4.3 million in the 2002 fourth quarter, principally due to increased gain on sale of loans and service fee income. Noninterest expense totaled $8.5 million, compared with $6.4 million in the fourth quarter of 2002. The increase is attributed to additional year-end performance incentives awarded to employees who made outstanding contributions to Center Financial’s progress, higher professional fees and settlement costs relating to certain long-standing legal proceedings. As a result, the efficiency ratio increased to 62.00% from 56.42%.

For the year ended December 31, 2003, net income increased 25% to a record $11.7 million, equal to $1.44 per diluted share or $1.49 per basic share, from $9.3 million, equal to $1.22 per diluted share or $1.25 per basic share, a year earlier. The difference between earnings per diluted share and earnings per basic share increased to $0.05 in 2003, as compared to $0.03 in 2002. This increase was triggered by the 41% increase in the company’s average stock price in 2003. Return on average assets for 2003 was 1.32%, and return on average equity was 16.28%, compared with 1.39% and 16.27%, respectively for 2002.

Net interest income before provision for loan losses in 2003 grew 21% to $32.0 million in 2003 from $26.5 million last year. This increase was principally attributed to Center Financial’s expansion of its loan portfolio, offset by the effects of compressed net interest margins due to a Fed funds rate cut of 25 basis points in late June 2003. The net interest margin contracted 34 basis points to 3.96% for 2003, compared with 4.30% last year. The company added $2.2 million to its provision for loan losses, compared with $2.1 million in 2002.

Noninterest income rose 20% in 2003 to $16.6 million from $13.8 million in 2002, benefiting from a greater than two-fold increase on gain on sale of loans, a 17% rise in service fee income and a 60% increase in other income over the past year. The company said fee increases on customer deposit accounts, a higher number of account relationships and new fee income generating products, including Center Bank’s mortgage referral program and ATM funding program, helped to boost noninterest income.

Operating expenses in 2003 grew 20% to $28.0 million from $23.3 million in 2002, reflecting the previously mentioned additional year-end performance incentives, higher professional fees and settlement costs, as well as additional expenses related to opening of the Fullerton branch office at the beginning of the third quarter and the relocation of the Western branch office. Benefiting from increased profit contributions and operating efficiencies of new branches opened over the past five years, the efficiency ratio for 2003 improved to 57.69%, compared with 58.00% a year ago.

“The year-over-year increases in revenues, operating income and net income for Center Financial in 2003 underscore the soundness of management’s vision and the dedication of our employees,” said Kim. “We believe we are only beginning to reap the benefits from these efforts and we are well positioned to continue our growth.”

Net loans at December 31, 2003 increased 38% to $716.8 million from $521.2 million at year-end 2002. The company recorded strong year-to-year growth across all loan categories, with the exception of real estate construction lending. Commercial real estate loans, the bulk of which represent owner-occupied business properties secured by first deeds of trust, recorded the greatest year-over-year growth, posting a 60% increase over 2002 and represented 53% of Center Financial’s loan portfolio at December 31, 2003. The balance of the portfolio included the following: commercial loans 20%; SBA loans 9%; trade finance 8%; consumer loans 7%; and real estate construction 3%.

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Total deposits grew 19% to $867.9 million at December 31, 2003, compared with $727.0 million a year ago. Center Financial’s core deposits represented 56% of total deposits at year-end, with solid growth in non-interest bearing and savings deposits, and a modest reduction in interest bearing checking deposits. Non-interest bearing deposits increased to 31% of total deposits at December 31, 2003 compared with 28% at the end of 2002. Time deposits rose 25% over levels at year-end 2002.

Total assets rose 25% topping the $1.0 billion mark, compared with $818.6 million at December 31, 2002, and increased 11% from the immediately preceding 2003 third quarter. Interest-earning assets grew 20% to $906.4 million from $753.5 million at year-end 2002. Fee-generating assets at December 31, 2003, which included $20.0 million participation in the ATM funding program and $10.0 million of cash surrender value of bank-owned life insurance, totaled $30.0 million, compared with none a year earlier. The growth of total assets was financed by the increase of 140.9 million in deposits, $33.0 million of Federal Home Loan Bank borrowing and the issuance of long-term subordinated debenture at the end of 2003 of $18.0 million in “pass-through” trust preferred securities.

Total non-performing assets were $3.3 million at December 31, 2003, or 0.32% of total assets, compared with $2.4 million, or 0.30% of total assets at year-end 2002. Center Financial slightly increased its provision for loan losses to $2.2 million for 2003, as compared with $2.1 million for 2002. The company recorded net recoveries of $44,000 during 2003 compared with net charge-offs of $837,000 in 2002. The allowance for loan losses increased to $9.0 million, primarily due to the strong growth in the loan portfolio, and represented 1.24% of gross loans at December 31, 2003, compared with 1.28% a year earlier.

At December 31, 2003, Center Financial remains “well-capitalized” under all regulatory categories, with a Tier 1 risk-based capital ratio of 11.71%, a total risk-based capital ratio of 12.76%, and a Tier 1 leverage ratio of 10.78%. The company’s issuance of long-term subordinated debenture of $18 million in “pass-through” trust preferred securities increased Tier 1 capital by 23%. Although the trust preferred securities currently qualify as Tier I capital under the applicable regulatory guidelines, no assurance can be given that this treatment will continue to apply in the future. Shareholders’ equity at year-end 2003 increased 19% to $77.8 million, from $65.2 million on December 31, 2002.

About Center Financial Corporation

Center Financial Corporation is a financial holding company formed in 2002 and is the parent company of Center Bank. Founded in 1986, Center Bank is a community bank offering a full-range of financial services. Center Bank changed its name from California Center Bank in December of 2002. It specializes in commercial and SBA loans and trade finance products for multi-ethnic and small business customers. The Bank operates 13 branches throughout Southern California and five Loan Production Offices located in Phoenix, Seattle, Denver, Las Vegas and Washington D.C. It is one of the largest financial institutions in the nation focusing on the Korean-American community. Further information about the company can be found at www.centerbank.com.

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in Center Financial Corp’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2002 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; Center Financial’s ability to efficiently incorporate acquisitions into its operations; the ability of Center

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Financial and its subsidiaries to increase its customer base; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company’s expectations of results or any change in events.

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(TABLES FOLLOW)

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(In thousands, except share and per share data)

	12/31/03	12/31/02
Assets
Cash and due from banks	$76,926	$38,877
Federal funds sold	41,635	35,500
Money market funds and interest-bearing deposits in other banks	22,400	40,000
Securities available-for-sale	110,126	140,998
Securities held-to-maturity	15,390	15,741
Loans (net of unearned income)	725,812	527,977
Allowance for loan losses	(9,004)	(6,760)

Net loans	716,808	521,217

Fixed assets	11,063	9,988
Bank-owned life insurance - cash surrender value	10,034	—
Other assets	22,634	16,303

Total assets	$1,027,016	$818,624

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing deposits	$268,534	$207,092
Interest bearing deposits	599,331	519,928

Total deposits	867,865	727,020
Borrowed funds	50,671	17,565
Long-term subordinate debenture	18,557	—
Other liabilities	12,172	8,833

Total Liabilities	949,265	753,418
Shareholders’ Equity	77,751	65,206

Total Liabilities & Shareholders’ Equity	$1,027,016	$818,624

Book value per share[1]	$9.69	$8.48
Number of common shares outstanding at period end[1]	8,024,260	7,692,421

[1]	Adjusted to reflect eight percent stock dividend paid in 2003.

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CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

(In thousands, except share and per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Interest income	$11,900	$10,011	$43,658	$37,507
Interest expense	2,899	3,037	11,643	11,044

Net interest income before provision for loan losses	9,001	6,974	32,015	26,463

Provision for loan losses	450	1,200	2,200	2,100

Net interest income after provision for loan losses	8,551	5,774	29,815	24,363
Noninterest income
Customer service fees	1,910	1,706	7,164	6,147
Fee income from trade finance transactions	723	713	2,689	2,819
Wire transfer fees	197	166	698	606
Gain on sale of loans	1,088	249	2,681	1,300
Net (loss) gain on sale of securities available for sale	—	—	330	171
Gain on sale of premises and equipment	—	738	—	738
Loan service fees	348	274	1,296	945
Other income	489	453	1,694	1,062

Total noninterest income	4,755	4,299	16,552	13,788

Noninterest expenses
Salaries and employee benefits	3,851	3,103	13,618	12,294
Occupancy	518	437	1,998	1,739
Furniture, fixtures, and equipment	333	281	1,321	1,050
Net other real estate owned expense (income)	—	—	—	(98)
Data processing	477	501	1,755	1,650
Professional service fees	982	288	2,404	1,375
Business promotion and advertising	494	483	1,815	1,553
Stationery and supplies	136	144	586	420
Telecommunications	131	145	490	455
Postage and courier service	159	139	545	485
Security service	162	159	613	576
Other operating expenses	1,286	680	2,874	1,846

Total noninterest expenses	8,529	6,360	28,019	23,345

INCOME BEFORE INCOME TAX PROVISION	4,777	3,713	18,348	14,806
INCOME TAX PROVISION	1,733	1,229	6,696	5,459

Net income	$3,044	$2,484	$11,652	$9,347

Other comprehensive (loss) income[1]	(1,031)	73	(1,544)	1,663
Total comprehensive income	$2,013	$2,557	$10,108	$11,010

Earning per share, basic[2]	$0.38	$0.32	$1.49	$1.25
Earning per share, diluted[2]	$0.36	$0.31	$1.44	$1.22
Basic average common shares outstanding[2]	8,012,346	7,657,445	7,837,825	7,460,999
Diluted average common shares outstanding[2]	8,208,256	7,946,808	8,092,127	7,673,560

[1]	Comprehensive income represents the change in unrealized gain (loss) on securities available for sale and, interest rate swaps, net of tax, from the previous period end.
[2]	Adjusted to reflect eight percent stock dividend paid in 2003.

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	For the year ended December 31,
	2003	2002
Average gross loans outstanding during period	$620,302	$439,493
Total loans outstanding at end of period[1]	725,812	527,977

Non-performing assets
Loans past due 90 days or more and still accruing interest	$—	$—
Non-accrual loans	3,327	2,428

Total non-performing loans	3,327	2,428
Other Real Estate Owned	—	—

Total Non-performing assets	$3,327	$2,428

Allowance for Loan Losses
Balance as of January 1,	$(6,760)	$(5,540)
Reserve for losses on commitments to extend credit[2]	—	43
Provision for loan losses	(2,200)	(2,100)
Net loan charge-offs and (recoveries)	(44)	837

Balance as of December 31,	$(9,004)	$(6,760)

Selected Ratios	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
For the Period
Return on average assets	1.26%	1.30%	1.32%	1.39%
Return on average equity	15.71	15.56	16.28	16.27
Interest rate spread	3.62	4.07	3.35	3.52
Net interest margin	4.17	4.08	3.96	4.30
Yield on earning assets	5.51	5.81	5.40	6.11
Cost of deposits	1.86	2.37	2.02	2.59
Cost of funds	1.89	2.40	2.05	2.60
Noninterest expense/average assets	0.89	0.84	3.16	3.48
Efficiency ratio	62.00	56.42	57.69	58.00
Net charge-offs/(recoveries) to average loans	(0.08)	0.13	(0.01)	0.19

	Year Ended December 31,
	2003	2002
Period End
Tier 1 risk-based capital ratio	11.71%	10.34%
Total risk-based capital ratio	12.76	11.44
Tier 1 leverage ratio	10.78	9.48
Non-accrual loans to gross loans	0.46	0.46
Non-performing assets to total loans and OREO	0.46	0.46
Non-performing assets to total assets	0.32	0.30
Allowance for loan loss to gross loans	1.24	1.28
Allowance for loan losses to nonperforming assets	270.60	278.42

[1]	Total loans are net of deferred loan fees and discount on SBA loan sold.
[2]	The reserve for losses on commitments to extend credit and letters of credit is primarily related to lines of credit. The Company evaluates credit risk associated with the loan portfolio at the same time it evaluates credit risk associated with commitments to extend credit and letters of credits. However, as of December 31, 2002 and thereafter, the reserve necessary for the commitments is reported separately in other liabilities in the accompanying statements of financial condition, and not as part of the allowance for loan losses, as presented above.

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(In thousands)

	For the twelve months ended December 31,
	2003	2002	% chg
Loans
Real estate–construction	$18,464	$20,669	-10.7%
Real estate–commercial	384,824	241,252	59.5%
Commercial	147,368	108,540	35.8%
Consumer	49,530	41,463	19.5%
Trade finance	61,886	50,106	23.5%
SBA	66,487	67,489	-1.5%
Other	179	129	38.8%

Total loans-gross	728,738	529,648	37.6%
Unearned Income	(2,926)	(1,671)	75.1%
Allowance for loan losses	(9,004)	(6,760)	33.2%

Total loans–net	$716,808	$521,217	37.5%

Deposits
Non-interest bearing	$268,534	$207,092	29.7%
Interest bearing checking	156,928	168,562	-6.9%
Savings	61,251	45,408	34.9%
Time deposits	381,152	305,958	24.6%

Total deposits	$867,865	$727,020	19.4%